    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Form S-8 No. 333-192506) pertaining to the 2013 Omnibus Equity Incentive Plan and the 2013 Employee Stock Purchase Plan of Marcus & Millichap, Inc.; and

(2)Registration Statements (Form S-8 No. 333-216738) pertaining to the 2013 Omnibus Equity Incentive Plan of Marcus & Millichap, Inc.;

of our reports dated February 27, 2025, with respect to the consolidated financial statements of Marcus & Millichap, Inc. and the effectiveness of internal control over financial reporting of Marcus & Millichap, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Los Angeles, California
February 27, 2025